Exhibit 10.10

EXECUTION COPY

LIMITED LIABILITY COMPANY AGREEMENT

OF

FIREBIRD VENTURES, LLC

A Delaware Limited Liability Company

April 30, 2010

THE LIMITED LIABILITY COMPANY MEMBERSHIP UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACTS OR LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS.  THE SALE OR OTHER DISPOSITION OF SUCH MEMBERSHIP UNITS IS RESTRICTED AS STATED IN THIS LIMITED LIABILITY COMPANY AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE LLC RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS.  BY ACQUIRING MEMBERSHIP UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS MEMBERSHIP UNITS WITHOUT COMPLIANCE WITH THE PROVISIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT AND REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

LIMITED LIABILITY COMPANY AGREEMENT

OF

FIREBIRD VENTURES, LLC

A Delaware Limited Liability Company

This Limited Liability Company Agreement (this “Agreement”) dated as of April 30, 2010, is made and entered into by and among the Persons whose names, addresses and taxpayer identification numbers are listed on the Information Exhibit attached hereto as Exhibit B.  Unless otherwise indicated, capitalized words and phrases in this Agreement shall have the meanings set forth in the Glossary of Terms attached hereto as Exhibit C.

RECITALS:

(a)   Firebird Ventures, LLC (the “LLC”) was formed on September 9, 2009.

(b)   As of the Effective Date, the Members are acquiring the Units as described herein.

(c)   The parties hereto wish to enter into a limited liability company agreement of the LLC for the purposes of, among other things, creating multiple classes of Units, admitting the Members, setting forth the provisions regarding the governance and management of the LLC and issuing Interests in exchange for the Capital Contributions set forth herein and reflected in the Information Exhibit attached as Exhibit B.

AGREEMENT:

Now, Therefore, in consideration of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

FORMATION

1.1   Formation; General Terms; Effective Date.  The LLC was formed upon the filing of the Certificate of Formation with the Delaware Secretary of State, a copy of which is attached hereto as Exhibit A.  The Persons listed on the attached Information Exhibit shall be admitted to the LLC as Members upon their execution of this Agreement.  This Agreement shall be effective as of the date of the closing of the transactions contemplated by the Membership Interest Purchase Agreement (the “Effective Date”).

The rights and obligations of the Members and the terms and conditions of the LLC shall be governed by the Act and this Agreement, including all the Exhibits to this Agreement.  To the extent the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern to the extent permitted by law.

The Board shall cause to be executed and filed on behalf of the LLC all other instruments or documents, and shall do or cause to be done all such filing, recording, or other acts, including the filing of the LLC’s annual report with the Delaware Secretary of State, as may be necessary or appropriate from time to time to comply with the requirements of law for the continuation and operation of a limited liability company in Delaware and in the other states and jurisdictions in which the LLC shall transact business.

1.2   Name.  The name of the LLC shall be “Firebird Ventures, LLC.”  The name of the LLC shall be the exclusive property of the LLC and no Member shall have any rights, commercial or otherwise, in the LLC’s name or any derivation thereof.  The LLC’s name may be changed only by an amendment to the Certificate of Formation adopted in accordance with this Agreement.

1.3   Purposes.  The purposes of the LLC shall be (i) to develop and operate the business of the LLC (the “Business”) which includes owning Firebird Research, a manufacturer of outdoor lighting fixtures, (ii) to own, hold, maintain, encumber, lease, sell, transfer or otherwise dispose of all property or assets or interests in property or assets as may be necessary, appropriate or convenient to accomplish the activities described in clause (i) above, (iii) to incur indebtedness or obligations in furtherance of the activities described in clause (i) above, and (iv) to conduct all other lawful businesses or activities reasonably related to any of the foregoing, all on the terms and conditions and subject to the limitations set forth in this Agreement.

1.4   Registered Agent; Registered Office.  The LLC’s registered agent and registered office are set forth in the Certificate of Formation and may be changed from time to time only by the Board pursuant to the provisions of the Act.

1.5   Commencement and Term.  The LLC commenced at the time and on the date appearing in the Certificate of Formation and shall continue until it is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement, in compliance with the Act.

ARTICLE II

CAPITAL CONTRIBUTIONS; UNITS

2.1   Classes of Units.  Each Member shall hold an Interest.  Each Member’s Interest shall be denominated in Units, and the relative rights, privileges, preferences and obligations with respect to each Member’s Interest shall be determined under this Agreement and the Act to the extent herein and therein provided based upon the number and the class of Units held by such Member with respect to its Interest.  The number and the class of Units held by each Member on the Effective Date is set forth opposite each Member’s name on the Information Exhibit.  The classes of Units as of the Effective Date are as follows: the Class A Units (the “Class A Units”), the Class B Units (the “Class B Units”) and the Class C Units (the “Class C Units”) and, collectively, the “Units”.

(a)   Class A Units.  The Class A Units shall consist of those Units held by the Members listed on the Information Exhibit as holding Class A Units.  Class A Units shall have all the rights, preferences, privileges and obligations as are specifically provided for in this Agreement for Class A Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units.

(b)   Class B Units.  The Class B Units shall consist of those Units held by the Members listed on the Information Exhibit as holding Class B Units.  Class B Units shall have all the rights, preferences, privileges and obligations as are specifically provided for in this Agreement for Class B Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units.

(c)   Class C Units.  The Class C Units shall consist of those Units held by the Members listed on the Information Exhibit as holding Class C Units.  Class C Units shall have all the rights, privileges and obligations as are specifically provided for in this Agreement for Class C Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one or more other classes of Units.  Sixty (60%) percent of the Class C Units shall be vested upon issuance by the LLC and twenty (20%) percent of the Class C Units shall vest on each of the first and second year anniversary of the Effective Date (each a “Vesting Date”), provided in each case, as of such dates, the Class C Member is a Member of the LLC and the applicable Consulting Agreement is still in effect.  Any Class C Unit which does not vest (the “Unvested Class C Units”) as of the applicable Vesting Date shall be automatically forfeited to the LLC and cancelled as of such Vesting Date without the need for the LLC or such Class C Member holding such unvested Class C Unit(s) to execute any documents to evidence or memorialize the forfeiture and cancellation of the Unvested Class C Units.

2.2   Voting.  The Members shall have no right to vote on any matter, except as specifically set forth in this Agreement, or as may be required under the Act.  Any such vote shall be at a meeting of the Members entitled to vote or in writing as provided herein.  Each Class A Unit, Class B Unit and Class C Unit shall be entitled to one vote.  Unless otherwise provided herein, Holders of Class A Units, Class B Units and Class C Units be entitled to notice of any meeting of Members in accordance with this Agreement and shall vote together as single class, upon all matters submitted to a vote of holders of Voting Units.

2.3   Liability of Members.  No Member shall be liable for any debts or losses of capital or profits of the LLC or be required to guarantee the liabilities of the LLC.  Except as set forth in Section 2.4 or Section 3.4 no Member shall be required to contribute or lend funds to the LLC.

2.4   Initial Capital Contributions; Capital Accounts.

(a)   Cash Investments.  As of the Effective Date, each Member has made the cash Capital Contributions set forth opposite such Member’s name under the heading “Cash Investment” on the Information Exhibit and the LLC has issued the Units to such Members as set forth on the Information Exhibit.  In addition, within thirty (30) days following the Effective Date and within ninety (90) days following the Effective Date or sooner if requested by the Board (each an “EcoReady Additional Contribution Date”), EcoReady shall make an additional Capital Contribution set forth opposite its name on the Information Exhibit (the “EcoReady Additional Contributions”) to satisfy their Capital Investment Commitment set forth on the Information Exhibit.  In the event EcoReady fails to make any EcoReady Additional Contribution in full on or before the applicable EcoReady Additional Contribution Date, EcoReady’s Interest shall be automatically reduced proportionally based on the ratio (expressed as a percentage) of which the EcoReady Additional Contribution(s) that was not made bears to the EcoReady’s Capital Investment Commitment set forth on the Information Exhibit.  By way of example, EcoReady’s Capital Investment Commitment set forth on the Information Exhibit is $1,000,000 and if the EcoReady Additional Contribution that EcoReady fails to make is $250,000, then EcoReady’s Interest shall be automatically reduced by 25% to an Interest equal to 30% (i.e., $250,000/$1,000,000 x 40%).  As of the Effective Date, each Member’s Capital Account is reflected opposite such Member’s name under the heading “Capital Account” on the Information Exhibit.  Such initial Capital Account of each Member as of the Effective Date reflects all transactions contemplated in this Agreement.

(b)   Issuance of Class B Units and Class C Units As Profits Interests.

(i)   Each Class B Unit and Class C Unit issued pursuant to this Agreement is intended to be a profits interest within the meaning of Revenue Procedures 93-27 and 2001-43.  Therefore, if the LLC were liquidated immediately after issuance of the Class B Units and the Class C Units pursuant to this Agreement, before the LLC made any earnings and before any appreciation occurred in the value of the LLC’s assets, and the LLC’s assets were sold at fair market value and the proceeds distributed in a Liquidation, the recipients would not be entitled to receive any share of the proceeds of a Liquidation in respect of the Class B Units and Class C Units issued pursuant to this Agreement.

(ii)   At the time that a Class B Unit and a Class C Unit is issued pursuant to this Agreement as a profits interest, the LLC shall determine the fair market value of the LLC’s assets (the “Pre-Issuance Value”).  The parties agree that the Pre-Issuance Value, as of the Effective Date, is the aggregate value of the Capital Accounts of the Members as of such date.  Notwithstanding anything to the contrary in this Agreement, (A) a Person who receives a Class B Unit or a Class C Unit pursuant to this Agreement as a profits interest shall not be allocated any portion of the Pre-Issuance Value that is ultimately realized by the LLC from the sale or exchange of assets that were owned directly or indirectly by the LLC on the date such Person received such Class B Unit or Class C Unit, and (B) the amount of distributions made by the LLC to a Person with respect to such Class B Unit and such Class C Unit in accordance with Section 3.2 hereof (exclusive of amounts paid or distributed to such Person as guaranteed payments or compensation for services) shall be no greater than the sum of (A) such Person’s interest determined under Section 3.2 hereof in Profits and Losses arising from the ordinary operations of the LLC after the date such Class B Unit or Class C Unit was issued, and (B) such Person’s interest determined under Section 3.2 hereof in any appreciation in the fair market value of the LLC’s assets in excess of the Pre-Issuance Value.  The intent of this Section 2.4(b)(ii) is to ensure that any Class B Units or Class C Units qualify as profits interests under Revenue Procedures 93-27 and 2001-43, and this Section 2.4(b)(ii) shall be interpreted and applied consistently therewith.

(iii)   Safe Harbor Election.  To the extent provided for in Treasury Regulations, revenue rulings, revenue procedures, and/or other IRS guidance issued after the date hereof, the LLC is hereby authorized to, and at the direction of the Board shall, elect a safe harbor under which the fair market value of any Interests issued after the effective date of such Treasury Regulations (or other guidance) will be treated as equal to the liquidation value of such Interests (i.e., a value equal to the total amount that would be distributed with respect to such Interests if the LLC sold all of its assets for their fair market value immediately after the issuance of such Interests, satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceeds the fair market value of the assets that secure them), and distributed the net proceeds to the Members under the terms of this Agreement).  In the event that the LLC makes a safe harbor election as described in the preceding sentence, each Member hereby agrees to comply with all safe harbor requirements with respect to transfers of such Interests while the safe harbor election remains effective.

(iv)   Forfeiture Allocations.  Notwithstanding the foregoing, upon a forfeiture of any Interest by any Member, gross items of income, gain, loss or deduction shall be allocated to such Member if and to the extent required by final Treasury Regulations promulgated after the date hereof to ensure that allocations made with respect to all “substantially nonvested” LLC interests are recognized under Code Section 704(b).

(v)   Section 83(b) Election.  Notwithstanding any other provisions of this Section 2.4, each recipient of a Class B Unit or a Class C Unit hereunder hereby agrees that such recipient shall make a valid and timely election in respect of such Unit, upon receipt thereof, pursuant to Code Section 83(b), and shall provide the LLC with an executed copy of such elections.

2.5   Maintenance of Capital Accounts; Withdrawals; Interest.  Separate Capital Accounts shall be maintained for each of the Members.  Except as otherwise provided in this Agreement, (i) no Member shall be entitled to withdraw or receive any part of its Capital Account or receive any distribution with respect to its Interest, (ii) no Member shall be entitled to receive any interest on its Capital Account or Capital Contributions, (iii) each Member shall look solely to the assets of the LLC for the return of its Capital Contributions, Capital Accounts, and distributions with respect to its Interest, (iv) no Member shall have any right or power to demand or receive any property or cash from the LLC, and (v) no Member shall have priority over any other Member as to the return of its Capital Contributions, Capital Accounts, distributions or allocations.

2.6   Additional Capital Contributions Participation Rights.

(a)   Issuance of New Securities.  The Board may from time to time authorize and cause the LLC to issue additional Interests, securities or rights convertible into Interests, options or warrants to purchase Interests, or any combination of the foregoing, consisting either of the classes of Units authorized hereby or as otherwise may be authorized in accordance with the terms hereof (collectively, “New Securities”), and with such terms and conditions and in exchange for such cash or other lawful consideration as it may determine.

(b)   Participation in Issuances of New Securities.  Except in the case of Exempted Issuances, if the LLC shall propose to issue or sell any New Securities, then the LLC shall offer to each Holder the right to purchase that number of the New Securities then proposed to be issued or sold as shall be equal to the total number of such New Securities multiplied by such Holder’s Percentage Interest (disregarding for purposes of this Section 2.6 any Unvested Class C Units then held by such Holder), on the same terms and subject to the same conditions as the proposed issuance to others.  If one or more Holders elect not to purchase their proportionate share of New Securities as set forth above, then the Holders who do elect to purchase New Securities shall have the right to purchase the non-electing Holder’s proportionate share of New Securities on a pro rata basis.  The Board shall determine the timing and such other procedures as may be reasonably necessary and appropriate to enable such Holders to exercise their rights hereunder.  Subject to this Section 2.6, the Board shall be entitled to issue such New Securities to other Persons selected by the Board in its sole discretion (on the same terms and subject to the same conditions as set forth in the initial offer described above) to the extent they are not subscribed for by such Holders pursuant to this Section 2.6.

ARTICLE III

DISTRIBUTIONS

3.1   Discretionary Distributions.  The LLC shall distribute cash or property, subject to Section 3.2, and Section 3.4, in such amounts, at such times and as of such record dates as the Board shall determine.  Subject to the foregoing provisions, all such distributions of cash or other property shall be made to each Holder of Class A Units, Class B Units and Class C Units in accordance with Section 3.2.

3.2   Distribution Priority.  Unless otherwise set forth herein, the LLC shall make any and all distributions, whether in connection with a Liquidation, Change of Control or otherwise and whether in cash or in other property, in the following order and priority:

(a)   First, to the Holders of Class A Units in proportion to their Net Invested Capital until they have been repaid in full their Net Invested Capital; and

(b)   Next, to the Holders of Class A Units, Class B Units and Class C Units pro rata in proportion to their Percentage Interest.

3.3   Withholding.  If any federal, foreign, state or local jurisdiction requires the LLC to withhold taxes or other amounts with respect to any Member’s allocable share of Profits, taxable income or any items thereof, or with respect to distributions, the LLC shall withhold from distributions or other amounts then due to such Member an amount necessary to satisfy the withholding responsibility and shall pay any amounts withheld to the appropriate taxing authorities.  In such a case, for purposes of this Agreement any amount paid on behalf of or with respect to a Member shall be treated as having been distributed to such Member as an advance against the next distribution that would otherwise be made to such Member, and such amount shall be satisfied by offset from such next distribution.

If it is anticipated that at the due date of the LLC’s withholding obligation the Member’s share of cash distributions or other amounts due is less than the amount of the withholding obligation, the Member with respect to which the withholding obligation applies shall pay to the LLC the amount of such shortfall within thirty (30) days after notice by the LLC.  If a Member fails to make the required payment when due hereunder, and the LLC nevertheless pays the withholding, in addition to the LLC’s remedies for breach of this Agreement, the amount paid shall be deemed a recourse loan from the LLC to such Member bearing interest at the Default Rate, and the LLC shall apply all distributions or payments that would otherwise be made to such Member toward payment of the loan and interest, which payments or distributions shall be applied first to interest and then to principal until the loan is repaid in full.

3.4   Tax Distributions.  The LLC shall distribute to each Member in cash, prior to the end of each fiscal quarter or at least ten (10) Business Days before the date on which any quarterly estimated tax payments are due, an amount (a “Tax Distribution”) equal to (a) the product of (i) the highest combined federal and state tax rate (expressed as a percentage) applicable to any Member assuming such Member was subject to the highest statutory marginal tax rates in the jurisdiction in which it is domiciled or resides (or if higher, in which the LLC does business), and (ii) the aggregate federal taxable income expected to be allocated to such Member (including any guaranteed payments described in Section 4.1(c)) for such fiscal quarter, minus (b) the aggregate amount of all distributions actually made to such Member provided for in Section 3.1 or Section 3.2 with respect to such fiscal quarter or other period.  Tax Distributions made pursuant to this Section 3.4 shall be treated as interest free advances on each Member’s distributions and shall reduce such Member’s rights to future distributions (other than Tax Distributions).

ARTICLE IV

ALLOCATIONS

4.1   Profits and Losses.

(a)   Generally.  Subject to Sections 2.4(b)(iv), 4.1(b), 4.2, and 4.3, Profits (and items thereof) and Losses (and items thereof) for each Fiscal Year shall be allocated to the Members in amounts that would result in Capital Account balances for each Member, after taking into account the adjustments set forth in the Regulatory Allocations Exhibit, equal to all amounts required to be distributed pursuant to Sections 3.2 and 8.3(b) in the priority manner provided therein on a hypothetical liquidation of the LLC.  In determining the amounts distributable to the Members under Sections 3.2 and 8.3(b) upon a hypothetical liquidation, it shall be presumed that (i) all of the LLC’s remaining assets are sold at their respective values reflected on the books of account of the LLC, determined in accordance with Code Section 704(b) and Regulations thereunder (“Book Value”), without further adjustment, (ii) payments to any holder of a nonrecourse debt are limited to the Book Value of the assets securing repayment of such debt, and (iii) the proceeds of such hypothetical sale are applied and distributed in accordance with Sections 3.2 and 8.3(b) hereof.

(b)   Losses (and items thereof) allocated to a Member pursuant to Section 4.1(a) shall not exceed the maximum amount of Losses that can be so allocated without causing such Member to have a negative Adjusted Capital Account balance at the end of any Fiscal Year.  All Losses in excess of such limitation shall be allocated to the Members who would not have a negative Adjusted Capital Account balance as a result of such allocation, pro rata, in proportion to such Members’ relative positive Capital Account balances; provided, however, that such Losses will first be allocated to Members owning the same class of Units.  Once all of the Members have been allocated enough Losses that the allocation of any additional Losses would either create or increase a negative Adjusted Capital Account balance for all of the Members, any additional Losses shall be allocated among the Members pro rata, in accordance with the number of Class A Units, Class B Units and Class C Units owned by such Members.  Any Losses allocated pursuant to this Section 4.1(b) shall be reversed with an allocation of Income of an equal amount prior to any allocations pursuant to Section 4.1(a), in the reverse order as such Losses were allocated.

4.2   Code Section 704(c) Tax Allocations.  Profits, gain, loss, and deduction with respect to any Section 704(c) Property shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its initial Agreed Value pursuant to any allowable method under Code Section 704(c) and the Treasury Regulations promulgated thereunder as determined by the Board.  If the Agreed Value of any LLC property is adjusted pursuant to the definition thereof, subsequent allocations shall take account of any variations between its adjusted basis for federal income tax purposes and its Agreed Value in a manner consistent with Code Section 704(c) and the Treasury Regulations promulgated thereunder as determined by the Board.  Allocations pursuant to this Section 4.2 are solely for purposes of federal, state, and local taxes and shall not be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items, or distributions (including Tax Distributions) pursuant to any provision of this Agreement.

4.3   Miscellaneous.

(a)   Allocations Attributable to Particular Periods.  For purposes of determining Profits, Losses or any other items allocable to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(b)   Other Items.  Except as otherwise provided in this Agreement, all items of LLC income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Members in the same proportion as they share Profits or Losses, as the case may be, for the year.

ARTICLE V

MANAGEMENT AND GOVERNANCE

5.1   Management by Board; Specific Acts Authorized; Delegation of Authority by the Board.

(a)   General Authority of the Board; Size.  The business, property and affairs of the LLC shall be managed by a board of managers (the “Board”).  The Board shall initially consist of five (5) individuals designated pursuant to Section 5.1(b) (each a “Manager”).  The Board shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the LLC and the Subsidiaries, to make all decisions regarding those matters and to supervise, direct and control the actions of the Officers and to perform any and all other actions customary or incident to the management of the LLC’s business, property and affairs.  The Members shall have no power to participate in the management of the LLC or to vote on any matter, except as specifically set forth in this Agreement, or as may be required under the Act.  The Managers of the LLC shall be the only members of the board of managers of Firebird Research (the “Firebird Research Board”).  The Board shall make all determinations on voting the LLC’s membership interest in Firebird Research with respect to any matter to come before the members of Firebird Research for a vote.

(b)   Composition.

(i)   EcoReady, as the Holder of a majority of the Class A Units, shall be entitled to designate two (2) of the Managers by delivering written notice thereof to the LLC (the “Class A Managers”), and shall have the right to change their designee at any time and to fill a vacancy left by the resignation or removal of their designee by delivering written notice thereof to the LLC.  The initial Class A Managers shall be Michael Caridi and Boris Rubizhevsky.  At such time as EcoReady is no longer the Holder of a majority of the Class A Units, then Holders of a majority of the Class A Units voting as a Class shall be entitled to designate the Class A Managers and shall have shall have the right to change their designee at any time and to fill a vacancy left by the resignation or removal of their designee by delivering written notice thereof to the LLC.

(ii)   Holders of a majority of the Class B Units voting as a Class shall be entitled to designate three (3) of the Managers by delivering written notice thereof to the LLC (the “Class B Managers”), and shall have the right to change their designees at any time and to fill a vacancy left by the resignation or removal of their designees by delivering written notice thereof to the LLC.  The initial Class B Managers shall be Stephen G. Sullivan, Jarret Prussin, and Philip Bonsignore.

(c)   Voting.  Each Manager shall have one vote on all matters before the Board and the affirmative vote of a majority of the Managers shall be required for any action to be taken by the Board.

(d)   Meetings of the Board.  Meetings of the Board may be called by any Manager.  The presence, in person or by proxy of a majority of the Managers shall be required to constitute a quorum for the transaction of business by the Board.  Notice of any meeting shall be given pursuant to Section 10.1 below to all Managers not less than twenty-four (24) hours prior to the meeting unless the Managers calling the meeting shall have determined in good faith that a shorter notice period is necessary to conduct the business of the LLC.  A notice need not specify the purpose of any meeting.  Notice of a meeting need not be given to any Manager who signs a waiver of notice, a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting the lack of notice prior to the commencement of the meeting.  All such waivers, consents and approvals shall be filed with the LLC’s records or made a part of the minutes of the meeting.  Managers may participate in any meeting of the Managers by means of conference telephones so long as all Managers participating can hear or communicate with one another.  A Manager so participating is deemed to be present at the meeting.

(e)   Board Action by Written Consent.  Any action that is permitted or required to be taken by the Board may be taken or ratified by written consent signed by all of the Managers setting forth the specific action to be taken.

(f)   Committees.  The Board may appoint one or more committees (each, a “Committee”), each such Committee consisting of two (2) or more Managers.  Any such appointed Committee shall have and may exercise such of the powers and authority of the Board delegated to it.  Each Committee shall elect a person to serve as secretary, shall keep regular minutes of its proceedings, shall report the same to the Board when requested, shall fix its own rules and procedures, and shall meet at such times and at such place or places as may be provided by such rules or procedures, or by resolution of such Committee or the Board.

(g)   Specific Actions Authorized.  Without limiting the generality of Section 5.1(a), the Board shall have the authority on behalf of the LLC and Firebird Research, if, as and when it deems necessary or appropriate to take any of the actions listed below in furtherance of or relating to the LLC’s and Firebird Research’s business and purposes, as applicable, and none of the LLC and any of the Managers, Members and Officers shall, nor shall any of them permit any Subsidiary to, take any action with respect to the following matters, without approval of the Board (in addition to any other approvals required hereunder):

(1)   Officers.  Hire, appoint or terminate the employment of any Officers or set or modify their compensation.

(2)   Business Plan and Budget.  Adopt, approve or modify the annual business plan of the LLC and Firebird Research or take any action that is not provided for in such annual business plan or budget.

(3)   Enter into Agreements.  Enter into any contract, agreement or understanding (including any contract, agreement or understanding with any vendor or supplier or any lease), or otherwise make any expenditure, or take any action, that is not contemplated by a Board approved annual business plan or in excess of (or otherwise not included generally as part of) a Board approved annual business plan, other than contracts with customers of the LLC or any Subsidiary in the ordinary course.

(4)   Real Property.  Enter into any transactions regarding buildings, land or other real property, including the purchase, sale and mortgage thereof.

(5)   Incur Debt.  Except pursuant to any credit facility previously approved by the Board, incur or assume indebtedness for borrowed money (including capitalized leases), grant any security interest in respect thereof (including any increase of any indebtedness previously approved or extension of any lien previously approved to secure any such indebtedness), or execute any security agreement, financing statement, collateral assignment, pledge, deed, lease, deed of trust, mortgage, promissory note, bill of sale, assignment, contract or other instrument purporting to convey or encumber LLC or Firebird Research assets or to create indebtedness of the LLC or Firebird Research.

(6)   Make Loans.  Provide loans, guarantees, or other extensions of credit other than routine travel advances.

(7)   Acquisitions or Dispositions.  Except in the ordinary course of business, acquire, sell, lease, transfer or otherwise dispose of LLC or Firebird Research assets or otherwise enter into and execute agreements for the acquisition of real and personal property appropriate to the LLC’s or Firebird Research’s business and consistent with its purpose and make and implement all decisions relating to financing, operation, sale or disposition of the LLC’s or Firebird Research’s business and assets.

(8)   Acquire any Business.  Acquire an interest in any other Person.

(9)   Joint Ventures.  Enter into any joint venture or partnership with any other Person.

(10)         Change of Control.  Enter into any transaction that could result in a Change of Control.

(11)         Affiliate Transactions.  Enter into or permit to exist any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) of any kind whatsoever with, or for the benefit of, any Manager, Member, Officer or any Affiliate thereof (an “Affiliate Transaction”), including without limitation, the Firebird Management Agreement attached hereto as Exhibit F and the EcoReady Agreement attached hereto as Exhibit G.

(12)         Issuance or Redemption of Units.  Subject to any limitation set forth in this Agreement, issue, purchase or redeem any Units or other securities of the LLC or Firebird Research, including change, increase or reduce its capitalization, change the rights, preferences or privileges of the Units, or create or issue any new class of units.

(13)         Registration Rights.  Subject to Section 5.5(e), grant registration rights to any Person.

(14)         Distributions.  Declare or pay any distribution on any Units or other equity securities of the LLC in accordance with this Agreement.

(15)         [Intentionally Omitted]

(16)         Accounting Policies.  Change or modify the LLC’s or Firebird Research’s accounting policies or Fiscal Year.

(17)         Accountants.  Select, appoint, terminate the appointment of or change any accountant or auditor of the LLC or Firebird Research.

(18)         Board Committees.  Create, appoint or remove members of any committee established by the Board.

(19)         Retain Advisers.  Subject to sub-clause (11) (Affiliate Transactions) above, employ, contract with or retain from time to time, on such terms and for such compensation as the Board may deem appropriate or advisable, financial advisers or tax advisers.

(20)         Make Tax Elections.  Cause the LLC or Firebird Research to make any election for federal, state and/or local tax purposes, including any election to adjust the basis of LLC assets pursuant to Code Sections 734(b), 743(b), 754 and 755 or comparable provisions of state or local law, in connection with transfers of Interests and LLC distributions.

(21)         Bankruptcy.  Make an assignment for the benefit of creditors or appoint or consent to the appointment of a receiver or trustee for the LLC or Firebird Research, its assets, or a substantial part thereof or any reorganization, Liquidation or Voluntary Bankruptcy of the LLC or Firebird Research.

(22)         Change in Business.  Make any material change in the nature of the business of the LLC from the Business.

(23)         Execute Documents.  Execute, acknowledge, and deliver any and all documents or instruments in connection with any of the foregoing or otherwise obligate the LLC or any Subsidiary to do any of the foregoing.

(h)   Delegation of Authority to Officers.  In addition to the powers and duties of the Officers set forth below, the Board may delegate additional power and authority to one or more Officers by written resolution of the Board, which resolution shall specify the nature, extent and duration of the Board’s delegation and identify the Officers by title or by position to whom such power and authority is delegated.

(i)   Resignation or Removal of Officers.  The Board may remove an Officer at any time and from time to time (with or without cause) and replace such Officer with a successor, and each Officer may resign at any time upon notice to the Board; provided, however, that no such action shall in any way diminish or alter the rights and obligations of any party pursuant to any written agreement (including an employment agreement) between such Officer and the LLC.

(j)   Compensation.  Managers shall not be entitled to any compensation for their service as Managers.  The LLC shall reimburse the Managers for their reasonable out of pocket expenses in connection with attending meetings of the Board or any committee thereof.

5.2   Limitation of Liability.

(a)   Notwithstanding any other provision to the contrary contained in this Agreement, no Manager, in his capacity as Manager, shall be liable, responsible, or accountable in damages or otherwise to the LLC or to any Member or assignee of a Member for any loss, damage, cost, liability, or expense incurred by reason of or caused by any act or omission performed or omitted by such Person in such capacity, whether alleged to be based upon or arising from errors in judgment, negligence, gross negligence or breach of any duty such Manager might otherwise have, except with respect to any actions or omissions of such Person that constitute criminal activity, willful misconduct, fraud, or a knowing violation or breach of this Agreement.  Without limiting the foregoing, no Manager, in his capacity as Manager, shall in any event be liable for (A) the failure to take any action not specifically required to be taken by him under the terms of this Agreement, (B) any action or omission taken or suffered by any other Person, or (C) any mistake, misconduct, negligence, dishonesty or bad faith on the part of any employee or agent of the LLC or its Subsidiaries appointed by such Person in good faith.

(b)   Any Manager may consult with legal counsel to the LLC, and any act or omission suffered or taken by such Person on behalf of the LLC or in furtherance of the interests of the LLC in good faith reliance upon and in accordance with the prior written advice of such counsel shall be full justification for any such act or omission, and the Manager shall be fully protected in so acting or omitting to act; provided that if it is ultimately determined that such action was a breach of this Agreement or results in the improper receipt, directly or indirectly, of personal benefit to the Manager such Person shall be accountable to the Members for such action or omission notwithstanding such prior legal advice.

(c)   Notwithstanding that it may constitute a conflict of interest, the Members, the Managers or their Affiliates may engage in any transaction with the LLC (including the purchase, sale, lease or exchange of any property or the rendering of any service or the establishment of any salary, other compensation or other terms of employment) to the maximum extent permitted by Section 18-107 of the Act; provided, however, that each such transaction is approved by the Board.

5.3   Indemnification.

(a)   Rights to Indemnification.

(i)   To the full extent permitted by law, the LLC may indemnify and save harmless its Managers, Members (in their respective capacities as Managers and Members), Affiliates of its Members and the employees, members, partners, shareholders, directors, officers, trustees, employees and agents of each of the foregoing (the “Representatives”) (collectively, the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnitee and arise out of or in connection with the business of the LLC or the performance by such Indemnitee of any of his or its responsibilities under the Agreement, other than with respect to any actions or claims brought by or in the right of the LLC or any of its Subsidiaries.  The rights created by this Section 5.3 (but only with respect to actions, events and circumstances occurring during an Indemnitee’s tenure as a Manager or Member or the tenure of the Manager or Member of which the Indemnitee is a Representative) shall continue as to an Indemnitee who (or the Member or Manager of which the Indemnitee is a Representative) has ceased to be a Manager or Member and shall inure to the benefit of such Indemnitee’s heirs, executors, administrators, legal representatives, successors and assigns.

(ii)   Without limiting any other provisions of the Agreement or this Section 5.3, the LLC may indemnify and hold harmless each Indemnitee against expenses reasonably incurred by such Person in connection with his appearances as a witness or other participation in a Proceeding involving or affecting the LLC at a time when the Indemnitee is not a named defendant or respondent in the Proceeding.  For the purposes of this Section 5.3, a “Proceeding” shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

(iii)   Notwithstanding any other provision of the Agreement or this Section 5.3, any indemnification hereunder shall be provided out of and to the extent of LLC assets only, and no Member shall have personal liability on account thereof.

(iv)   Notwithstanding any other provision of the Agreement or this Section 5.3, no indemnification shall be provided hereunder with respect to any actions or omissions of any Indemnitee that (A) constitute criminal activity, willful misconduct, fraud, breach of the duty of loyalty or a knowing violation or breach of the Agreement or this Section 5.3 or (B) were not performed or omitted in a good faith belief that such acts or omissions were in the best interests of the LLC, its Subsidiaries and its Members.

(v)   The indemnification provided in this Section 5.3 is solely for the benefit of Indemnitees and shall not give rise to any right to indemnification in favor of any other Persons.

(b)      Advance Payment of Expenses.  Subject to the discretion of the Board, the LLC may advance any expenses incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder from time to time upon request prior to the final disposition thereof upon receipt of a written agreement by the Indemnitee to repay such amount to the extent that it shall be determined ultimately that such Indemnitee is not entitled to be indemnified hereunder and the receipt by the LLC of adequate security as determined by the Board.

(c)   Procedure for Indemnification.

(i)   Each Indemnitee shall give the Board notice in writing, as soon as practicable, of any matter or Proceeding for which such Indemnitee expects to or will seek indemnification under this Section 5.3.  Such notice shall include a written request for indemnification, and shall be accompanied by any documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification.  Indemnitee shall direct such notice, request and documentation to the Board at the address of the LLC’s principal executive offices. Notwithstanding the foregoing, any failure of Indemnitee to provide such notice to the Board shall not relieve the LLC of any liability that it may have to Indemnitee unless and to the extent such failure materially prejudices the interests of the LLC.

(ii)   With respect to any matter or Proceeding of which the Board is notified under the preceding paragraph, the LLC may elect to participate therein at its own expense and/or to assume the defense thereof at its own expense, upon the delivery to Indemnitee of written notice of its election to do so, in which case Indemnitee shall provide the LLC such information and cooperation as the LLC may reasonably require in connection with such defense and as shall be within Indemnitee’s power to so provide.

5.4   Financial Statements, Etc.  The LLC shall deliver to each Member:

(a)   promptly following the end of each monthly period of each Fiscal Year (but only to the extent such financial statements are prepared and available), a consolidated statement of income and cash flows of the LLC and its Subsidiaries for such period and for the year to date period of such Fiscal Year, and the related consolidated balance sheet of the LLC and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated statements of income and cash flows for the corresponding period in the preceding Fiscal Year to the extent such financial statements are available and the corresponding budget or plan for such period;

(b)   promptly following the end of each of the first three quarterly fiscal periods of each Fiscal Year (but only to the extent such financial statements are prepared and available), a consolidated statement of income and cash flows of the LLC and its Subsidiaries for such period and for the year to date period of such Fiscal Year, and the related consolidated balance sheet of the LLC and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated statements of income and cash flows for the corresponding period in the preceding Fiscal Year to the extent such financial statements are available and the corresponding budget or plan for such period;

(c)   audited consolidated statements of income and cash flows of the LLC and its Subsidiaries for such year and the related audited consolidated balance sheet of the LLC and its Subsidiaries at the end of such year, setting forth in each case in comparative form the corresponding information as of the end of and for the preceding Fiscal Year to the extent such financial statements are available and the corresponding budget or plan for such period, accompanied by an opinion thereon of the LLC’s auditors, which opinion shall state that said financial statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the LLC and its Subsidiaries as at the end of, and for, such Fiscal Year; and

(d)   such other information reasonably requested.

In addition, the LLC shall deliver to any Member such information as is reasonably necessary for such Member to satisfy its reporting obligations under applicable federal securities laws.  Notwithstanding anything to the contrary, in the event that the Board determines in good faith that certain information is confidential, proprietary or competitively sensitive to the business of the LLC, the Board may withhold such information from any Manager or other Person as it deems necessary for the protection of the LLC, including in the event that such withholding would require that such Manager or other Person be excluded from meetings of the Board or from the distribution of information provided to other Managers or Persons.

5.5   Conversion to Corporation; Registration.

(a)   In the event that at any time after the Effective Date the Board and a Voting Majority shall determine that (i) it shall facilitate an offering of equity interests in the LLC or a successor through an initial public offering, (ii) it shall facilitate compliance with this Agreement, or (iii) it is desirable or helpful for the business of the LLC, or in the best interests of the LLC, for the business of the LLC to be conducted in a corporate rather than in a limited liability company form, then the Board shall have the power to incorporate the LLC or take such other action as it may deem advisable in light of such changed conditions, including (A) dissolving the LLC, creating one or more Subsidiaries of the newly formed corporation and transferring to such Subsidiaries any or all of the assets of the LLC (including by merger) or (B) causing the Members to, and the Members agree to, exchange their Units for shares of the newly formed corporation (which exchange shall be structured as a transaction that, in the opinion of counsel reasonably acceptable to a Voting Majority, will be treated as a transfer of property to a corporation taxable in accordance with Section 351 of the Code that will not result in the recognition of any taxable gain to the Members).

(b)   The Members shall receive, in exchange for their respective Units, shares of capital stock of such corporation or its Subsidiaries having the same relative economic interest and other rights and obligations in such corporation or its Subsidiaries as is set forth in this Agreement, subject to any modifications deemed appropriate by the Board (with the consent of a Voting Majority) as a result of the conversion to corporation form.  Without limiting the generality of the foregoing, in the event of a transfer of the Units to a newly-formed corporation, the Holders would receive, in exchange for their Units, shares of capital stock of such corporation, giving effect to the terms of Section 3.2.

(c)   At the time of such conversion or other action and subject to any legal, regulatory, stock exchange or other similar requirements, the Members shall, and hereby agree to, enter into a stockholders’ agreement providing for an agreement to vote all shares of capital stock held by them to elect the board of directors of such resulting corporation in accordance with the substance of Section 5.1, subject to such changes as deemed appropriate by the Board.

(d)   Any such conversion shall be structured, to the extent reasonably achievable, to maximize the ability of the Holders to aggregate (or “tack”) the period during which they hold their Units together with the period during which they hold shares of capital stock of the resulting corporation for purposes of the United States securities laws, including Rule 144 under the Securities Act.

(e)   The registration for sale to the public of any equity interests in the LLC (or any successor to the LLC as contemplated by Section 5.5(a)) pursuant to any registration statement to be filed with the U.S. Securities and Exchange Commission under the rules and regulations promulgated under the Securities Act shall be subject to the approval of the Board; provided that if the LLC grants any registration rights to any Member, such rights shall be granted pro rata to all Members, subject to the requirements of any underwriter.

ARTICLE VI

TRANSFER OF INTERESTS

6.1   In General.  Except as otherwise set forth in this Article VI, a Member may not effect a Voluntary Transfer of all or any portion of its Interest, unless such Voluntary Transfer complies with the provisions of this Article VI.  Any Voluntary Transfer that does not comply with this Article VI shall be void.  The terms and conditions on this Article VI shall terminate and be of no further force or effect following the completion of the initial public offering of the equity of the LLC or any corporation into which the LLC is converted in accordance with Section 5.5.

6.2   Limited Exception For Transfers of Interests.

(a)   No Transfers by Members to Third Parties.  No Member shall have the right or ability to Transfer to a Person (other than a Permitted Transferee in accordance with Section 6.2(b)) all or any portion of the Units owned by such Member without both (i) the prior, unanimous written consent of the Board, and (ii) subject to and upon such Board consent, in compliance with this Article VI.

(b)   Transfers by Members to Permitted Transferees.  Each Member may Transfer to one or more Permitted Transferees all or a portion of the Units owned by such Member; provided that (i) in each case the Permitted Transferee shall have become a Member in accordance with Section 6.3 and (ii) all Units so Transferred shall continue to be subject to all provisions of this Agreement as if such Units were still held by such Member; and provided further, that no further Transfer shall thereafter be permitted hereunder except to another Permitted Transferee of such Member in compliance with this Article VI.

(c)   Effect of Non-Compliance.  Any attempted Transfer not permitted by and in compliance with this Section 6.2 shall be null and void, and the LLC shall not recognize the attempted purchaser, assignee, or transferee for any purpose whatsoever, and the Member attempting such Transfer shall have breached this Agreement for which the LLC and the other Members shall have all remedies available for breach of contract.

6.3   Admission as a Member.  No Transfer of Units shall be effective and no Person taking or acquiring, by whatever means, all or any portion of an Interest shall be admitted as a Member unless (in addition to the requirements of Section 6.2) such proposed Transfer complies with each of the following provisions:

(a)   Prior Notice.  In the case of a Voluntary Transfer, the Member proposing to effect a Voluntary Transfer delivers a notice to the LLC at least ten (10) days prior to any proposed Voluntary Transfer of Interest otherwise permitted pursuant to Section 6.2;

(b)   Securities Law Compliance.  In the case of either a Voluntary Transfer or an Involuntary Transfer, either (i) the Interests are registered under the Securities Act and the rules and regulations thereunder, and any applicable state securities laws; or (ii) the LLC and its counsel determine that the Transfer qualifies for an exemption from the registration requirements of the Securities Act, any applicable state securities laws and any securities laws of any applicable jurisdiction;

(c)   Termination.  In the case of either a Voluntary Transfer or an Involuntary Transfer, the Transfer will not (i) result in the taxation of the LLC as an association taxable as a corporation or otherwise subject the LLC to entity-level taxation for federal income tax purposes or (ii) affect the LLC’s existence or qualification as a limited liability company under the Act;

(d)   LLC Agreement.  Such proposed transferee agrees to become a Member by executing and delivering any assignment documents that may be reasonably required by the Board; and

(e)   Assignment.  Such Member and its proposed transferee execute, acknowledge, and deliver to the LLC a written assignment of the Interest in such form as may be reasonably required by the Board.

The Board shall amend the Information Exhibit from time to time to reflect the admission of Members pursuant to this Section 6.3.

6.4   Distributions and Allocations With Respect to Transferred Units.  If any Interest is transferred (by Voluntary Transfer or Involuntary Transfer) during any Fiscal Year in compliance with the provisions of this Article VI, then (i) Profits, Losses, and all other items attributable to the Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such Fiscal Year in accordance with Code Section 706(d) using any conventions permitted by the Code and selected by the transferor and transferee in connection with the transfer and approved by the Board; (ii) all distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee; and (iii) the transferee shall succeed to and assume the Capital Account and other similar items of the transferor to the extent related to the transferred Interest.  Solely for purposes of making the allocations and distributions, the LLC shall recognize such transfer not later than the end of the calendar month during which the LLC receives notice of such transfer and all of the conditions in Section 6.2 are satisfied.  If the LLC does not receive a notice stating the date the Interest was transferred and such other information as the LLC may reasonably require within thirty (30) days after the end of the Fiscal Year during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made to the Person, who, according to the books and records of the LLC on the last day of the Fiscal Year during which the transfer occurs, was the owner of the Interest.  Neither the LLC nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this (d), whether or not such Person had knowledge of any transfer of ownership of any Interest.

6.5   Drag-Along Transaction.  No transaction that would constitute or result in a Change of Control shall be effected without the approval of the Board.  If such approval has been obtained for a transaction that would constitute or result in a Change of Control (a “Drag-Along Transaction”), then, the LLC shall deliver to each Member a notice, which notice shall include a summary of the principal terms of the proposed transaction, including the proposed time and place of closing and the estimated consideration to be received by the Members in such transaction, and each Member shall raise no objection to such Drag-Along Transaction and shall be obligated to, and shall sell, transfer and deliver, or cause to be sold, transferred and delivered, to such third party on such terms (taking into account the different rights, preferences, privileges and obligations of the Units), all or such portion of its Units as is specified in the notice in the same transaction at the closing thereof (and will deliver such Interest free and clear of all liens, claims or other encumbrances).  In any Drag-Along Transaction involving the transfer of less than all Units, each Holder shall have both the right and the obligation to participate and shall have both the right and the obligation to transfer their Units pro rata based upon their relative Percentage Interest.  The proceeds from such Drag-Along Transaction shall be distributed to the participating Members in proportion to the distribution preference set forth in Section 3.2, and all Holders of the same Class of Units sold in such Drag-Along Transaction shall receive the same form of consideration.  Each Member shall take all reasonably necessary and customary actions in connection with the consummation of the Drag-Along Transaction, including the entering into agreements providing for customary representations, covenants, indemnities and the execution of such other agreements, consents, and instruments and the performance of such other actions, in each case as reasonably requested by the Board.  Each Member hereby grants any Class B Holder, or their designee, with full power of substitution and resubstitution, individually and jointly, an irrevocable proxy coupled with an interest to vote such Member’s Units in accordance with and pursuant to this Section 6.5 and a limited power of attorney authorizing the Class B Holders to sell or otherwise dispose of such Units pursuant to the term of such Drag-Along Transaction and to execute on behalf of such Members any purchase agreement or other documentation required to consummate such Drag-Along Transaction, which proxy and limited power of attorney shall remain in full force and effect as long as the provisions of this Section 6.5 remain in effect.

6.6   Right of First Refusal.

(a)           In the event any Member (the “Selling Member”) has received a bona fide offer for all or any portion of its Units from a third party, such Selling Member desires to accept such offer, and the Board has consented to such sale pursuant to Section 6.2(a) hereof, such Selling Member shall offer in writing to sell such Units to the LLC on the same terms and conditions as made by the offeror of the bona fide third party offer.  The Selling Member’s offer shall state the name of the offeror, the number of Units such offeror has offered to purchase and the price and terms pursuant to which such offeror has offered to purchase such Units.  The inclusion of such number, price and terms in the Selling Member's offer shall constitute a warranty and representation by the Selling Member that such prospective purchaser's offer is bona fide in all respects.  The LLC shall then have a period of thirty (30) days to accept such offer by written notice to the Selling Member, which written notice shall specify the number of Units the LLC desires to purchase.

(b)           If the LLC declines to accept the offer to purchase all or a portion of the Units offered to it, the Selling Member shall offer that portion of the Units so declined in writing to the remaining Members, on a pro rata basis, at the same price and on the same terms and conditions as first offered to the LLC.  The remaining Members shall then have a period of seven (7) days to accept such offer by written notice to the Selling Member.

(c)           If the LLC and the remaining Members decline to timely accept all or any portion of the Units offered, the Selling Member may, subject to the terms and conditions of this Agreement, including without limitation Section 6.7 below, sell that portion of the Units so declined to any third party at the same price and on the same terms and conditions as first offered to the LLC and the remaining Members, upon advising the remaining Members in writing of the name and address of the prospective third party purchaser.

6.7   Right of Co-Sale.

(a)   Except in the case of a Drag-Along Transaction and subject to the provisions of this Agreement, if at any time to the extent the LLC and/or the remaining Members have declined to exercise their right of first refusal under Section 6.6 hereof and such Selling Member proposes to effect a Voluntary Transfer of any portion of the Units held by such Selling Member and each of its Permitted Transferees (the “Member Co-Sale Units”) to any Person (other than to a Permitted Transferee) (the “Proposed Co-Sale Transaction”), then the Selling Member may not Transfer any such Member Co-Sale Units other than in compliance with this Article VI, including Section 6.2.

(b)   Subject to this Article VI, including Section 6.2, the Selling Member shall deliver a written notice (the “Co-Sale Notice”) to the LLC and to each Holder of Units of its right to participate in the Proposed Co-Sale Transaction on a pro rata basis (including with respect to form of consideration) with the Selling Member (the “Co-Sale Option”), which Co-Sale Notice shall state (A) the Selling Member’s bona fide intention to effect a Voluntary Transfer of such Member Co-Sale Units, (B) the number and Class of Member Co-Sale Units to be sold or transferred, (C) the price and terms for which the Selling Member proposes to Transfer such Member Co-Sale Units, and (D) the name and address of the proposed transferee and that such proposed transferee is committed to acquire the number of Member Co-Sale Units on the stated price and terms.

(c)   Each Holder of Units shall have the right to exercise its Co-Sale Option by giving written notice of such intent to participate (as to each such Person, the “Co-Sale Acceptance Notice”) to the Selling Member within thirty (30) days after receipt of the Co-Sale Notice (the “Co-Sale Election Period”).  Each Co-Sale Acceptance Notice shall indicate the maximum number of such Units subject thereto which the Holder wishes to sell, including the number of such Units it would sell if one or more other eligible Members do not elect to participate in the sale on the terms and conditions stated in the Co-Sale Notice.

(d)   Each such Holder shall have the right to sell a portion of such Units pursuant to the Proposed Co-Sale Transaction which is equal to or less than the product obtained by multiplying the total number of such Units available for sale to the proposed purchaser subject to the Proposed Co-Sale Transaction by a fraction, the numerator of which is the portion of the proceeds payable to such Holder if the Proposed Co-Sale Transaction were treated as a Change of Control in accordance with Section 3.2 with respect to such Units subject to such transaction and the denominator of which is the aggregate proceeds payable to all Members in such Proposed Co-Sale Transaction, subject to increase as hereinafter provided.  In the event any eligible Member does not elect to sell the full amount of such Units which such Member is entitled to sell pursuant to this Section 6.7, then any other eligible Members who have elected to sell such Units shall have the right to sell, on a pro-rata basis (based on the proportion of the proceeds payable to such Member) with any other such eligible Members and up to the maximum number of such Units stated in each such Member’s Co-Sale Acceptance Notice, any such Units not elected to be sold by such Member.

(e)   Within ten (10) calendar days after the end of the latest to expire Co-Sale Election Period, the Selling Member shall promptly notify each participating Member of the number of Units held by such Member that will be included in the sale and the date on which the Proposed Co-Sale Transaction will be consummated, which shall be no later than thirty (30) calendar days after the end of the latest to expire Co-Sale Election.  Each participating Member may effect its participation in any Proposed Co-Sale Transaction hereunder by delivery to the Selling Member for delivery to the proposed purchaser, of one or more instruments or certificates, properly endorsed for transfer, representing the Units it elects to sell pursuant thereto.

(f)   The net proceeds received upon consummation of any Proposed Co-Sale Transaction shall be distributed in accordance with Section 3.2, as if there were a Change of Control with respect to such Units which were subject to such Proposed Co-Sale Transaction.

6.8   Redemption of Units.  In the event a Member (the “Material Adverse Event Member”) is subject to a Material Adverse Event, the LLC shall have the option, exercisable at any time, to redeem and purchase all of the Units then owned by the Material Adverse Event Member, at a purchase price equal to the greater of (a) the Fair Market Value of the Units owned by the Material Adverse Event Member or (b) the Material Adverse Event Member’s Net Invested Capital.  The LLC shall give written notice to the Material Adverse Event Member of the LLC’s election to purchase the Material Adverse Event Member’s Units pursuant to this Section 6.8.  The purchase of the Material Adverse Event Member’s Units shall take place within thirty (30) days after receipt of such notice and the purchase price shall be paid in cash at the closing.  At the closing, the Material Adverse Event Member’s Units shall be transferred to the LLC free and clear of any lien, claim or encumbrance pursuant to an assignment and transfer agreement containing representations and warranties by the Material Adverse Event Member regarding its Units as may be reasonably requested by the LLC and which are customary for a transaction of this type including without limitation ownership of the Units, authority to enter into such agreement and transfer the Units and that the Units are free and clear of all liens, claims and encumbrances.

ARTICLE VII

CESSATION OF MEMBERSHIP

7.1   When Membership Ceases.  A Person who is a Member shall cease to be a Member upon the Voluntary Transfer or Involuntary Transfer of such Member’s entire Interest as permitted under this Agreement.  A Member is not entitled to withdraw voluntarily from the LLC while such Member owns an Interest.

7.2   Deceased, Incompetent or Dissolved Members.  The personal representative, executor, administrator, guardian, conservator or other legal representative of a deceased individual Member or of an individual Member who has been adjudicated incompetent may exercise the rights of the Member for the purpose of administration of such deceased Member’s estate or such incompetent Member’s property.  The beneficiaries of a deceased Member’s estate shall become Members of the LLC only upon compliance with the conditions of this Agreement.  If a Member who is a Person other than an individual is dissolved, the legal representative or successor of such Person may exercise the rights of the Member pending liquidation.  The distributes of such Person may become members of LLC only upon compliance with the conditions of this Agreement.

7.3   Consequences of Cessation of Membership.  In the event a Person ceases to be a Member as provided in Section 7.1 above, the Person (or the Person’s successor in interest) shall continue to be liable for all obligations of the former Member to the LLC and, with respect to any Interest owned by such Person, shall be an assignee with only the rights and subject to the restrictions, conditions and limitations described above.

ARTICLE VIII

DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS

8.1   Dissolution Triggers.  The LLC shall dissolve upon the first occurrence of the following events:

(a)   The determination by the Board that the LLC should be dissolved; or

(b)   The entry of a decree of judicial dissolution or the administrative dissolution of the LLC as provided in the Act.

8.2   Winding Up; Termination.  Upon a dissolution of the LLC, the Managers, or, if there are no Managers, a court appointed liquidating trustee, shall take full account of the LLC’s assets and liabilities and wind up the affairs of the LLC.  The Persons charged with winding up the LLC shall settle and close the LLC’s business, and dispose of and convey the LLC’s noncash assets as promptly as reasonably possible following dissolution as is consistent with obtaining the fair market value for the LLC’s assets.

8.3   Liquidating Distributions.  Upon a dissolution of the LLC pursuant to (a), the LLC’s cash, the proceeds, if any, from the disposition of the LLC’s noncash assets and those noncash assets to be distributed to the Members, shall be distributed in the following order:

(a)   To the LLC’s creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the LLC;

(b)   Next, to the Members, in accordance with the provisions of Section 3.2.

ARTICLE IX

BOOKS AND RECORDS

9.1   Books and Records.  The LLC shall keep adequate books and records at its principal place of business, which shall set forth an accurate account of all transactions of the LLC as well as the other information required by the Act.

9.2   Taxable Year; Accounting Methods.  The LLC shall use the Fiscal Year as its taxable year.  The LLC shall report its income for income tax purposes using such method of accounting selected by the Board and permitted by law.

ARTICLE X

MISCELLANEOUS

10.1   Notices.  Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by registered or certified United States mail return receipt requested, or by nationally recognized overnight delivery service, addressed as follows:  if to the LLC or the Board, to the LLC’s principal office address as set forth in the Certificate of Formation (with a copy to each Manager), or to such other address as may be specified from time to time by notice to the Members; if to a Member, to the Member’s address as set forth on the Information Exhibit, or to such other address as may be specified from time to time by notice to the Members; if to a Manager, to the address of such Manager as set forth in the records of the LLC (with a copy to the Member entitled to designate such Manager), or to such other address as such Manager may specify from time to time by notice to the Members.  Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date and time of actual receipt.

10.2   Confidentiality.

   (a)   Subject to Section 10.2(b), each Member shall treat confidentially all information relating to the LLC and its Business (the “Confidential Information”), including information received as a result of having a designee on the Board, except for those portions of the Confidential Information that become generally available to the public other than as a result of unauthorized disclosure by such Member, or were available or become available to such Member on a non-confidential basis, provided that the source of such information was not bound by any obligation of confidentiality with respect to such material.  Each Member shall use the Confidential Information only in connection with this Agreement or to enforce a Member’s rights or obligations under this Agreement or defend a claim related hereto and not for any other purpose.  Each Member shall cause any Manager or other representative of such Member to comply with the foregoing confidentiality obligations, and such Member shall be responsible for any breach of the terms hereof by any such Person.

  (b)   If a Member receiving any Confidential Information is requested or required to disclose any Confidential Information pursuant to any request of a governmental authority or self-regulatory organization, any law, rule or regulation or in any legal proceeding or similar process, then to the extent permitted by law, such Member shall give the LLC prompt written notice of such request or requirement so that the LLC may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and, to the extent permitted by law, the Member subject to such request or requirement shall cooperate with the LLC to obtain such protective order.  If such protective order or other remedy or protection is not obtained, the Member from which the disclosure is sought shall be permitted to disclose such Confidential Information, but shall use reasonable efforts to disclose and only that portion of the Confidential Information that is legally requested or required to be disclosed.  Notwithstanding the foregoing or anything else to the contrary herein, a Member may disclose, without any liability hereunder, that portion (and only that portion) of the Confidential Information that is requested or required by any governmental authority or regulatory body having jurisdiction over the Member or its Affiliates whether in connection with an audit, examination or otherwise.

10.3   Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members, and their respective heirs, legatees, legal representatives, and permitted successors, transferees, and assigns.

10.4   Construction.  Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.  No provision of this Agreement is to be interpreted as a penalty upon, or a forfeiture by, any party to this Agreement.  The parties acknowledge that each party to this Agreement, together with such party’s legal counsel, has shared equally in the drafting and construction of this Agreement and, accordingly, no court construing this Agreement shall construe it more strictly against one party hereto than the other.

10.5   Entire Agreement; No Oral Agreements; Amendments to the Agreement.  This Agreement constitutes the entire agreement among the Members with respect to the affairs of the LLC and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written.  Any provision of this Agreement may be amended or waived by the consent of the Board and a Voting Majority; provided, however, that any such amendment or waiver which treats any Class of Units (the “Adversely Affected Class”) in a manner which is materially disproportionate and materially adverse relative to its treatment of any other Class of Units shall also require the consent of Members holding a majority in interest of such Adversely Affected Class.  Any amendment adopted consistent with the provisions of this Section 10.5 shall be binding on all Members without the necessity of their execution of the amendment or any other instrument.

10.6   Headings; Interpretation; Treatment of Affiliates and Permitted Transferees.

  (a)   The table of contents and section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.  All references to days or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to a “Section” or “Exhibit” shall be deemed to refer to a section of this Agreement or Exhibit to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

  (b)   All Units held or acquired by Affiliates or Permitted Transferees of a Member shall be deemed to be held by such Member for purposes of determining availability of any rights under this Agreement.

10.7   Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, then (a) such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement and (b) the parties agree to negotiate in good faith to draft a new legal and enforceable provision that to the maximum extent possible under applicable law comports with the original intent of the parties and maintains the economic and other terms to which the parties originally agreed.

10.8      Additional Documents; Power of Attorney.  Each Member, upon the request of the Board, agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.  Without limiting the foregoing, each Member, by executing this Agreement, hereby irrevocably constitutes and appoints the Board, with full power of substitution, his or its true and lawful attorney-in-fact, in his or its name, place and stead to make, execute, sign, acknowledge, record and file, on his or its behalf and on behalf of the LLC, the following: (i) the Certificate of Formation and any other certificates or instruments which may be required by the LLC or the Members under the laws of the State of Delaware and any other jurisdiction whose laws may be applicable; (ii) a certificate of cancellation or dissolution of the LLC and such other instruments as may be deemed necessary or appropriate by the Board upon the termination of the LLC; (iii) any and all amendments of the instruments described in Clause (i) or (ii) above, provided such amendments are either required by law to be filed or are consistent with this Agreement and (iv) any documents necessary or desirable to effectuate the forfeiture and cancellation of a Member’s Units as provided for herein.  The foregoing grant of authority (i) is a special power of attorney coupled with an interest and is irrevocable; (ii)may be exercised by the Board on behalf of the Members by a facsimile signature or by executing any instrument with a signature as attorney-in-fact for the Members; and (iii) shall survive the delivery of an assignment by the Member of all or any portion of his or its Interest approved under this Agreement.

10.9      Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

10.10   Governing Law; Consent to Exclusive Jurisdiction; Dispute Resolution.  The laws of the State of Delaware shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the LLC and the limited liability of the Members.  All disputes between or among the Members or the LLC arising out of or in any way connected with the business or internal affairs of the LLC or the execution, interpretation and performance of this Agreement shall be solely and finally settled in accordance with the Dispute Resolution Exhibit attached hereto as Exhibit E.

10.11   Waiver of Action for Partition.  Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of the assets of the LLC.

10.12   Counterpart Execution; Facsimile Execution.  This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document.  Such executions may be transmitted to the LLC and/or the other Members by facsimile and such facsimile execution shall have the full force and effect of an original signature.  All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and shall constitute one and the same agreement.

10.13   Tax Matters Member.

    (a)   Jarret Prussin shall be the “tax matters partner” of the LLC within the meaning of Code Section 6231(a)(7) (the “Tax Matters Member”), and shall serve as the Tax Matters Member of the LLC until its successor is duly designated by the Board.  The Tax Matters Member shall notify the other Members in writing of all material matters that come to its attention in its capacity as Tax Matters Member.  The Tax Matters Member will give the other Members not less than fifteen (15) days’ prior written notice, delivered in accordance with Section 10.1, as to any action to be taken or of any decision not to take action with respect to any such material matter.  The Tax Matters Member shall act in any similar capacity under applicable state, local or foreign law, subject to similar restrictions and obligations.  The LLC shall reimburse the Tax Matters Member for its reasonable expenses in connection with the performance of its duties hereunder.

(b)   If necessary to cause the LLC and the Members to be subject to Code Sections 6221 et seq. (sometimes referred to as the “TEFRA audit provisions”), the LLC shall make the election pursuant to Code Section 6231(a)(1)(B)(ii).

(c)   The LLC shall deliver Tax information necessary to enable each Member to prepare its state, federal, local and foreign income tax returns shall be delivered to each Member within seventy-five (75) days after the end of each Fiscal Year, or as soon as practicable thereafter.  To the extent practicable, Tax information necessary for the Members to make their quarterly estimated tax payments shall be given to the Members as reasonably requested by the Members.

10.14   Time of the Essence.  Time is of the essence with respect to each and every term and provision of this Agreement.

10.15   Exhibits.  The Exhibits to this Agreement, each of which are incorporated by reference, are:

Exhibit A: Certificate of Formation

Exhibit B: Information Exhibit

Exhibit C: Glossary of Terms

Exhibit D: Regulatory Allocations Exhibit

Exhibit E: Dispute Resolution Exhibit

Exhibit F: Firebird Management Agreement

Exhibit G: EcoReady Agreement

IN WITNESS WHEREOF, the Members have executed this Agreement on the following execution pages, to be effective as of the Effective Date.

[Signatures Appear On Following Page]

EXECUTION PAGE
to the
LIMITED LIABILITY COMPANY AGREEMENT
of
Firebird Ventures, LLC
A Delaware Limited Liability Company

LLC:

FIREBIRD VENTURES, LLC

By:	/s/ Jarret Prussin
Name: Jarret Prussin
Title: President

[Signatures Continue on Next Page]

Members:

ECOREADY CORPORATION

By:	/s/ Boris Rubizhevsky
Name: Boris Rubizhevsky
Title: Chief Executive Officer

NAVILLUS GROUP, LLC

By:	/s/ EDWARD MALLOY
Name: EDWARD MALLOY
Title: CHAIRMAN

/s/ ROBERT FELDSTEIN
ROBERT FELDSTEIN

/s/ CHARLES DEXTER POWERS, JR.
CHARLES DEXTER POWERS, JR.

ROSE MEADOW LLC

By:	/s/ ROSE MEADOW
Name: ROSE MEADOW
Title: PRINCIPAL

PINE STREET CAPITAL LLC

By:	/s/ Daniel Kaufthal
Name: Daniel Kaufthal
Title:

/s/ DANIEL KATZ
DANIEL KATZ

/s/ DAVID GUMBERG
DAVID GUMBERG

NATIONAL HOLDING COMPANY

By:	/s/ PHILLIP BONSIGNORE
Name: PHILLIP BONSIGNORE
Title: PRESIDENT

SHOREBROOKS HOLDING CORP.

By:	/s/ DENNIS KANE
Name: DENNIS KANE
Title: PRESIDENT

EXHIBIT A

Certificate of Formation

[See attached.]

A-1

EXHIBIT B

Information Exhibit

Class A Members:	Cash Investment	# of Units	% of Total Units

EcoReady Corporation	$650,000 on the Effective Date	400	40%
1365 N. Courtenay Parkway	$100,000 within thirty (30) days
Suite A	following the Effective Date
Merritt Island, Fl 32953	$250,000 within ninety (90)
Taxpayer ID No.__________	days following the Effective Date
	or sooner if requested by the Board
	EcoReady Corporation’s Capital Investment
	Commitment is $1,000,000

Rose Meadow LLC	$100,000	40	4%
85 Eleventh Street
Garden City, NY 11530
Taxpayer ID No. 06-4445706

Pine Street Capital LLC	$15,000	6	0.6%
200 West 20th Street 708
New York, NY 10011
Taxpayer ID No. ###-##-####

Daniel Katz	$10,000	4	0.4%
333 East 79th Street
Apt 15MZ
New York, NY 10075
Taxpayer ID No. 091-64-025

David Gumberg	$10,000	4	0.4%
247 West 30th Street
11th Floor
New York, NY 10001
Taxpayer ID No. ###-##-####

Class B Members:

Navillus Group, LLC	$1	346	34.6%
247 West 30th Street
Floor 11
New York, NY 10001
Taxpayer ID No.

B-1

National Holding Company	$1	50	5%
2374 Motor Parkway
Ronkonkoma, NY 11779
Taxpayer ID No. 27-1986113

Shorebrooks Holding Corp.	$1	50	5%
133 Cirrus Rd
Holdrook, NY 11741
Taxpayer ID No. 27-2337613

Class C Members:

Robert Feldstein	$1	50*	5%
16 Springhurst Park Drive
Dobbs Ferry, NY 10522
Taxpayer ID No.

Charles Dexter Powers, Jr.	$1	50*	5%
Unit 503, Block 3
Nan Fung Industrial City
18 Tin Hau Road
Tuen Mun, Hong Kong, N.T. SAR
Taxpayer ID No.

* Subject to vesting and forfeiture as described in the Operating Agreement

B-2

EXHIBIT C

Glossary of Terms

Many of the capitalized words and phrases used in this Agreement are defined below.  Some defined terms used in this Agreement are applicable to only a particular Section of this Agreement or an Exhibit and are not listed below, but are defined in the Section or Exhibit in which they are used.

“Act” shall mean the Delaware Uniform Limited Liability Company Act, as in effect in Delaware and set forth at 6 Delaware Code, Chapter 18, Sections 18–101 through 18–1109 (or any corresponding provisions of succeeding law).

“Adversely Affected Class” shall have the meaning provided in Section 10.5.

“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling 10% or more of any class of outstanding equity interests of such Person or of any Person which such Person directly or indirectly owns or controls 10% or more of any class of equity interests, (iii) any officer, director, general partner or trustee of such Person, or any Person of which such Person is an officer, director, general partner or trustee, or (iv) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the equity interests of any Person described in clauses (i) through (iii) of this sentence; provided, that in the case of a Person who is an individual, such terms shall also include members of such specified Person’s immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act); provided further, that for purposes of Article VI and the definition of “Permitted Transferee,” the phrase “10% or more” used in this sentence above shall replaced by “a majority.”  “Control”, when used with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreed Value” shall mean with respect to any noncash asset of the LLC an amount determined and adjusted in accordance with the following provisions:

(a)   The initial Agreed Value of any noncash asset contributed to the capital of the LLC by any Member shall be its gross fair market value, as agreed to by the contributing Member and the LLC;

(b)   The initial Agreed Value of any noncash asset acquired by the LLC other than by contribution by a Member shall be its basis for federal income tax purposes; and

(c)   The initial Agreed Value of all the LLC’s noncash assets, regardless of how those assets were acquired, shall be reduced by depreciation or amortization, as the case may be, determined in accordance with the rules set forth in Treasury Regulations Section 1.704–1(b)(2)(iv)(f) and (g).

(d)   The initial Agreed Value, as reduced by depreciation or amortization, of all noncash assets of the LLC, regardless of how those assets were acquired, shall be adjusted from time to time to equal their gross fair market values, as determined by the Board, as of the following times:

(i)        the acquisition of an Interest or an additional Interest in the LLC by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii)       the distribution by the LLC of more than a de minimis amount of money or other property as consideration for all or part of an Interest in the LLC;

(iii)      the liquidation of the LLC within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv)      the grant of an interest in the LLC as consideration for the provision of services to or for the benefit of the LLC by an existing Member acting in a Member capacity, or by a new Member.

(e)   The Agreed Value of any asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Board.

(f)   The Agreed Values of LLC assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Exhibit D, paragraph (j); provided, however, that Agreed Values shall not be adjusted pursuant to this paragraph (f) to the extent the Board reasonably determines that an adjustment pursuant to subparagraph (d) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (f).

“Agreement” shall mean this Limited Liability Company Agreement of Firebird Ventures, LLC (including all exhibits hereto), as amended from time to time.

“Bankruptcy” means, with respect to any Person, a “Voluntary Bankruptcy” or an “Involuntary Bankruptcy.”   A “Voluntary Bankruptcy” means, with respect to any Person, the inability of such Person - generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property, or corporate action taken by such Person to authorize any of the actions set forth above.  An “Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency or similar statute, law, or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within sixty (60) days.

“Board” shall mean the Board of Managers of the LLC.

“Book Value” shall have the meaning provided in Section 4.1(a)

“Business” shall have the meaning provided in Section 1.3.

 “Capital Account” shall mean with respect to each Member or assignee an account maintained and adjusted in accordance with the following provisions:

(a)   Each Person’s Capital Account shall be increased by such Person’s Capital Contributions, such Person’s distributive share of Profits, any items in the nature of income or gain that are allocated pursuant to the Regulatory Allocations and the amount of any LLC liabilities that are assumed by such Person or that are secured by LLC property distributed to such Person.

(b)   Each Person’s Capital Account shall be decreased by the amount of cash and the Agreed Value of any LLC property distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Losses, any items in the nature of loss or deduction that are allocated pursuant to the Regulatory Allocations, and the amount of any liabilities of such Person that are assumed by the LLC or that are secured by any property contributed by such Person to the LLC.

(c)   In the event all or any portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the portion of the Interest so transferred.

(d)   In determining the amount of any liability for purposes of paragraphs (a) and (b), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Treasury Regulations.

In the event the Agreed Value of the LLC assets is adjusted pursuant to the definition of Agreed Value contained in this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate adjustments as if the LLC recognized gain or loss equal to the amount of such aggregate adjustment.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704–1(b), and shall be interpreted and applied in a manner consistent with such regulations.

“Capital Contribution” shall mean, with respect to any Member, the amount of money and the initial Agreed Value of any property contributed to the LLC with respect to the Interest of such Member including the Cash Investment reflected on the Information Exhibit.

 “Certificate of Formation” shall mean the certificate of formation required to be filed by the LLC pursuant to the Act together with any amendments thereto.

 “Change of Control” shall mean (a) any merger, consolidation, recapitalization, sale of Units or other transaction or series of transactions in which the Members and their Permitted Transferees immediately prior to such transaction do not own a majority of the equity of the surviving entity after the closing of such transaction, or (b) a sale or disposition of all or substantially all of the LLC’s assets (including its Subsidiaries, taken as a whole) to any Person a majority of the equity of which is not owned by Persons who owned a majority of the Units before the transaction.

“Class” shall mean any class of Units, which consists of the Class A Units, Class B Units and Class C Units.

“Class A Holders” shall mean holders of Class A Units.

“Class A Managers” shall have the meaning set forth in Section 5.1(b)(i).

“Class A Units” shall have the meaning set forth in Section 2.1.

“Class B Holders” shall mean holders of Class B Units.

“Class B Managers” shall have the meaning set forth in Section 5.1(b)(ii).

“Class B Units” shall have the meaning set forth in Section 2.1.

“Class C Holders” shall mean holders of Class C Units.

“Class C Units” shall have the meaning set forth in Section 2.1.

“Co-Sale Acceptance Notice” shall have the meaning as set forth in Section 6.7(c).

“Co-Sale Election Period” shall have the meaning as set forth in Section 6.7(c).

“Co-Sale Notice” shall have the meaning as set forth in Section 6.7(b).

“Co-Sale Option” shall have the meaning as set forth in Section 6.7(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor federal revenue law.

“Confidential Information” shall have the meaning set forth in Section 10.2(a).

“Consulting Agreement” shall mean, individually or collectively as the context may indicate, the Consulting Agreement dated as of April 30, 2010 between Firebird Research and Robert Feldstein, and the Consulting Agreement dated as of April 30, 2010 between Firebird Research and Charles Dexter Powers, Jr.

“CPR” shall have the meaning set forth in the Dispute Resolution Exhibit.

“Default Rate” shall mean a per annum rate of interest equal to the greater of (i) Prime Rate plus 500 basis points or (ii) 12%, but in no event greater than the amount of interest that may be charged and collected under applicable law.

“Depreciation” shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year; provided, however, that if the Agreed Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Agreed Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year bears to such beginning adjusted tax basis; and, provided further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Agreed Value using any reasonable method selected by the Board.

“Dispute Resolution Exhibit” shall mean the Dispute Resolution Exhibit attached hereto as Exhibit E.

“Drag-Along Transaction” shall have the meaning set forth in Section 6.5.

“EcoReady Agreement” shall mean the Agreement, dated as of April 30, 2010 between EcoReady and the LLC, in the form of Exhibit G attached hereto and made a part hereof.

“EcoReady Corporation” shall mean EcoReady Corporation, a Nevada corporation.

“Effective Date” shall have the meaning set forth in Section 1.1.

“Exempted Issuances” shall mean (i) New Securities issued as consideration for the acquisition of any assets, securities or business entity by the LLC, whether by merger, purchase of assets or capital stock of such entity, or other reorganization provided such acquisition is approved by the Board, (ii) New Securities issued to any bank, subordinated debt lender, equipment lessor, landlord or other similar financial institution or creditor if and to the extent that the transaction in which such issuance is to be made is approved by the Board in good faith, or (iii) New Securities issued to any strategic vendor or partner in a transaction approved by the Board in which there is a substantial commercial aspect to the transaction provided, however, that no Member (or any Affiliate or Permitted Transferee thereof) may participate in any Exempted Issuance without the unanimous approval of the Board.

“Fair Market Value” means the fair market value of the relevant asset, as determined in the good faith by the Board.

“Firebird Management Agreement” shall mean the Management Agreement, dated as of April 30, 2010 among Navillus Group, LLC, Majic Development Company and Firebird Research, in the form of Exhibit F attached hereto and made a part hereof.

“Firebird Research” shall mean Firebird Research, LLC, a New York limited liability company.

“Fiscal Year” shall mean, the calendar year, and, with respect to the last year of the LLC, the period beginning on January 1 and ending with the date of the final liquidating distributions, in each case, unless otherwise required by the Code.

“Holders” shall mean the holders of Units.

“Indemnitees” shall have the meaning set forth in Section 5.3(a)(i).

“Information Exhibit” shall mean the Information Exhibit attached hereto as Exhibit B.

“Interest” shall mean all of the rights of a Member or assignee with respect to the LLC created under this Agreement or under the Act, including the Units held by such Member.

“Involuntary Transfer” shall mean the involuntary transfer of all or any portion of an Interest by way of bankruptcy, receivership, levy, execution, charging order or other similar seizure by legal process.

“Liquidation” shall mean any liquidation, dissolution or winding up, voluntary or involuntary, of the LLC.

“LLC” shall mean the limited liability company formed pursuant to this Agreement and its successors and assigns.

“Managers” shall have the meaning set forth in Section 5.1(a).

“Material Adverse Event” shall mean any material adverse event with respect to a Member which in the sole discretion of the Board may have an adverse impact on the LLC, including without limitation, (i) such Member’s Bankruptcy, (ii) any event that would disqualify Firebird Research from eligibility for public contracts, (iii) any judgment filed against such Member in excess of $100,000 that remains undismissed, undischarged or unbonded for a period of 30 days, or (iv) any event or action involving moral turpitude by such Member or any of its shareholders, officers, directors or employees.

“Material Adverse Event Member” shall have the meaning set forth in Section 6.8.

“Member Co-Sale Units” shall have the meaning as set forth in Section 6.7(a).

“Members” shall refer collectively to the Persons listed on the Information Exhibit as Members and to any other Persons who are admitted to the LLC as Members or who become Members under the terms of this Agreement until such Persons have ceased to be Members under the terms of this Agreement.  “Member” shall mean any one of the Members.

“Membership Interest Purchase Agreement” shall mean the Membership Interest Purchase Agreement, dated as of April 30, 2010, by and among the LLC, Firebird Research, Bernard W. Beame, Estate of Joseph Rait, Robert Feldstein and Charles Dexter Powers, Jr.

“Net Invested Capital” shall mean with respect to each Unit, the Capital Contributions in respect of each such Unit less any distributions made in respect of each such Unit pursuant to Section 3.2(a).

“New Securities” shall have the meaning set forth in Section 2.6.

“Officers” shall mean the President, one or more Vice Presidents, Secretary and Treasurer of the LLC or any Subsidiary, and any other persons designated by the Board.  “Officer” shall mean any one of the Officers.

“Percentage Interest” shall mean, with respect to Holders of Units and as of any time, a fraction (expressed as a percentage), the numerator of which is number of Units then held by such Person and the denominator of which is the total number of Units then outstanding on a fully diluted basis.

“Permitted Transferee” shall mean:  (A) with respect to any Member who is a natural person: (i) the estate, personal representative or executor, or any ancestor, spouse, or lineal descendant, of such Member and (ii) any trust for the exclusive benefit of, or a corporation, limited partnership, limited liability company or other entity all of the equity interests of which are owned by, the Persons set forth in clause (A)(i); and (B) with respect to any other Member (or any Permitted Transferee thereof who acquires an Interest or successive Permitted Transferees): (i) any Affiliate of such Member, (ii) any Person that acquires substantially all of the assets of such Member, so long as such Member has, immediately prior to such acquisition, material assets and/or operations other than the Units and its Interest in the LLC, (iii) any Person who, through a merger, consolidation, recapitalization, sale of equity interests or other transaction or series of transactions involving a Member, owns in the surviving entity after the closing of such transaction(s) a majority of the outstanding equity interests when it did not own a majority of the equity interests in such Member immediately prior to such transaction(s), so long as such Member or the other Affiliates of the Member involved in such transaction(s) and which such Person controls after the closing had material assets and/or operations other than the Units and the Interest in the LLC immediately prior to such closing, and (iv) any liquidating trust established in connection with the liquidation, dissolution and winding up of such Member for purposes of holding the assets of such Member for the benefit of the former partners, members or equity holders thereof.

“Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.

“Pre-Issuance Value” shall have the meaning set forth in Section 2.4(b).

“Prime Rate” as of a particular date shall mean the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.”  If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published.

“Proceeding” shall have the meaning set forth in Section 5.3(a)(ii).

“Profits” and “Losses” shall mean, for each Fiscal Year or other period, an amount equal to the LLC’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:

(a)   Any income of the LLC that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or subtracted from such loss;

(b)   Any expenditures of the LLC described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704–1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or added to such loss;

(c)   Gain or loss resulting from dispositions of LLC assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Agreed Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Agreed Value;

(d)   In the event the Agreed Value of any LLC asset is adjusted in accordance with paragraph (d) of the definition of “Agreed Value” above, including as a result of a Change of Control, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(e)   In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(f)   Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to this Agreement (including the Regulatory Allocations) shall not be taken into account in computing Profits and Losses.

The amounts of the items of LLC income, gain, loss or deduction available to be specially allocated pursuant to this Agreement shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Proposed Co-Sale Transaction” shall have the meaning as set forth in Section 6.7(a).

“Regulatory Allocations” shall mean those allocations of items of LLC income, gain, loss or deduction set forth on the Regulatory Allocations Exhibit and designed to enable the LLC to comply with the alternate test for economic effect prescribed in Treasury Regulations Section 1.704–1(b)(2)(ii)(d), and the safe harbor rules for allocations attributable to nonrecourse liabilities prescribed in Treasury Regulations Section 1.704–2.

“Regulatory Allocations Exhibit” shall mean the Exhibit attached hereto as Exhibit D.

“Representatives” shall have the meaning set forth in Section 5.3(a)(i).

“Section 704(c) Property” shall have the meaning ascribed such term in Treasury Regulation Section 1.704–3(a)(3) and shall include assets treated as Code Section 704(c) property by virtue of revaluations of LLC assets as permitted by Treasury Regulation Section 1.704–1(b)(2)(iv)(f).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Member” shall have the meaning as set forth in Section 6.7(a).

“Subsidiaries” shall mean any Person a majority of the equity interests of which are owned, directly or indirectly, by the LLC.

“Tax Distribution” shall have the meaning as set forth in Section 3.4.

“Tax Matters Member” shall have the meaning as set forth in Section 10.13.

“Transfer” shall mean a Voluntary Transfer or an Involuntary Transfer.

“Treasury Regulations” shall mean the final and temporary Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” shall have the meaning set forth in Section 2.1.

“Voluntary Transfer” shall mean any direct or indirect voluntary sale, assignment, transfer, conveyance, pledge, hypothecation, or other disposition, with or without consideration, or otherwise of all or any portion of any Interest, including any such voluntary sale, assignment, transfer, conveyance, pledge, hypothecation, or other disposition of any shares of capital stock or other interest in any entity a significant portion of the assets of which constitute Interests.

“Voting Majority” shall mean the holders of a majority of the Voting Units.

“Voting Units” shall mean the Class A Units, Class B Units and Class C Units.

[The Remainder of This Page Has Intentionally Been Left Blank]

EXHIBIT D

Regulatory Allocations Exhibit

This Exhibit contains special rules for the allocation of items of LLC income, gain, loss and deduction that override the basic allocations of Profits and Losses in Section 4.1 of the Agreement to the extent necessary to cause the overall allocations of items of LLC income, gain, loss and deduction to have substantial economic effect pursuant to Treasury Regulations Section 1.704-1(b) and shall be interpreted in light of that purpose.  Subsection (a) below contains special technical definitions.  Subsections (b) through (h) and (j) contain the Regulatory Allocations themselves.  Subsections (i) and (k) are special rules applicable in applying the Regulatory Allocations.

(a)           Definitions Applicable to Regulatory Allocations.  For purposes of the Agreement, the following terms shall have the meanings indicated:

(i)           “Adjusted Capital Account” shall mean, with respect to any Member or assignee, such Person’s Capital Account (as defined in Exhibit C) as of the end of the relevant Fiscal Year (x) increased by any amounts which such Person is obligated to restore, or is deemed to be obligated to restore pursuant to the next to last sentences of Treasury Regulations Section 1.704-2(g)(1) (share of minimum gain) and 1.704-2(i)(5) (share of member nonrecourse debt minimum gain) and (y) decreased by the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

(ii)           “LLC Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Section 1.704-2(d), and is generally the aggregate gain the LLC would realize if it disposed of its property subject to Nonrecourse Liabilities in full satisfaction of each such liability and for no other consideration, with such other modifications as provided in Treasury Regulations Section 1.704-2(d).  In the case of Nonrecourse Liabilities for which the creditor’s recourse is not limited to particular assets of the LLC, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the LLC shall be treated as a single liability and allocated to the LLC’s assets using any reasonable basis selected by the Board.

(iii)           “Member Nonrecourse Deductions” shall mean losses, deductions or Code Section 705(a)(2)(B) expenditures attributable to Member Nonrecourse Debt under the general principles applicable to “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

(iv)           “Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” and “partner nonrecourse liability” set forth in Treasury Regulations Section 1.704-2(b)(4), including any LLC liability with respect to which one or more but not all of the Members or related Persons to one or more but not all of the Members bears the economic risk of loss within the meaning of Treasury Regulations Section 1.752-2 as a guarantor, lender or otherwise.

(v)           “Member Nonrecourse Debt Minimum Gain” shall mean the minimum gain attributable to Member Nonrecourse Debt as determined pursuant to Treasury Regulations Section 1.704-2(i)(3).  In the case of Member Nonrecourse Debt for which the creditor’s recourse against the LLC is not limited to particular assets of the LLC, until such time as there is regulatory guidance on the determination of minimum gain with respect to such liabilities, all such liabilities of the LLC shall be treated as a single liability and allocated to the LLC’s assets using any reasonable basis selected by the Board.

(vi)           “Nonrecourse Deductions” shall mean losses, deductions, or Code Section 705(a)(2)(B) expenditures attributable to Nonrecourse Liabilities (see Treasury Regulations Section 1.704-2(b)(1)).  The amount of Nonrecourse Deductions for a Fiscal Year shall be determined pursuant to Treasury Regulations Section 1.704-2(c), and shall generally equal the net increase, if any, in the amount of LLC Minimum Gain for that taxable year, determined generally according to the provisions of Treasury Regulations Section 1.704-2(d), reduced (but not below zero) by the aggregate distributions during the year of proceeds of Nonrecourse Liabilities that are allocable to an increase in LLC Minimum Gain, with such other modifications as provided in Treasury Regulations Section 1.704-2(c).

(vii)           “Nonrecourse Liability” shall mean any LLC liability (or portion thereof) for which no Member bears the economic risk of loss under Treasury Regulations Section 1.752-2 or any other “nonrecourse liability” set forth in Treasury Regulations Section 1.704-2(b)(3).

(viii)           “Regulatory Allocations” shall mean allocations of Nonrecourse Deductions provided in Paragraph (b) below, allocations of Member Nonrecourse Deductions provided in Paragraph (c) below, the minimum gain chargeback provided in Paragraph (d) below, the member nonrecourse debt minimum gain chargeback provided in Paragraph (e) below, the qualified income offset provided in Paragraph (f) below, the gross income allocation provided in Paragraph (g) below, the curative allocations provided in Paragraph (h) below, and the special adjustments to the Capital Accounts provided in paragraph (j) below.

(b)           Nonrecourse Deductions.  All Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in proportion to the number of Class A Units, Class B Units and Class C Units held by the Members during such Fiscal Year.

(c)           Member Nonrecourse Deductions.  All Member Nonrecourse Deductions for any Fiscal Year shall be allocated to the Member who bears the economic risk of loss under Treasury Regulations Section 1.752-2 with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(d)           Minimum Gain Chargeback.  If there is a net decrease in LLC Minimum Gain for a Fiscal Year, each Member shall be allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of such net decrease in LLC Minimum Gain, determined in accordance with Treasury Regulations Section § 1.704-2(g)(2) and the definition of LLC Minimum Gain set forth above.  This provision is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(e)           Member Nonrecourse Debt Minimum Gain Chargeback.  If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt for any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt as of the beginning of the Fiscal Year, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and (5) and the definition of Member Nonrecourse Debt Minimum Gain set forth above.  This Paragraph is intended to comply with the member nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(f)           Gross Income Allocation.  If any Member would have a deficit Capital Account at the end of any LLC taxable year which is in excess of the sum of (i) the amount that the Member is obligated to restore to the LLC under Treasury Regulations Section 1.704-1(b)(2)(ii)(c) and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of LLC income (including gross income) and gain in the amount of the excess as quickly as possible.

(g)           Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of LLC income and gain (consisting of a pro rata portion of each item of LLC income, including gross income, and gain for such year) shall be allocated to such Member in an amount and manner sufficient to eliminate any deficit in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.  This provision is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith

(h)           Curative Allocations.  When allocating Profits and Losses under Section 4.1, such allocations and other special allocations pursuant to this paragraph (h) shall be made so as to offset any prior allocations under paragraphs (b) through (g) above and paragraph (j) below to the greatest extent possible so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all LLC items were allocated pursuant to Section 4.1 of the Agreement.  In exercising its discretion under this paragraph, the Board shall take into account future Regulatory Allocations under paragraphs (d) and (e) above that, although not yet made, are likely to offset other Regulatory Allocations previously made under paragraphs (b) and (c) above.

(i)           Ordering.  The allocations in this Exhibit to the extent they apply shall be made in the order in which they appear above after the allocations in 4(a) have tentatively been made for the Fiscal Year, but shall override such tentative allocations.

(j)           Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(k)          Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the LLC within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Members’ interests in LLC profits shall be deemed to be in proportion to their Units.

[The Remainder of This Page Has Intentionally Been Left Blank]

EXHIBIT E

Dispute Resolution Exhibit

(a)   Mandatory Arbitration.  All disputes, claims, or controversies arising out of or relating to this Agreement or between or among any Members or the LLC that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before the Center for Public Resources (“CPR”) or its successor.  The arbitration shall be held in Newark, New Jersey before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by CPR unless specifically modified herein.

(b)   Process.  The parties covenant and agree that the arbitration shall commence within thirty (30) days of the date on which a written demand for arbitration is filed by any party.  In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses; however, the arbitrator shall not have the power to order the taking of depositions, the answering of interrogatories or the response to requests for admission.  In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all Persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert.  The arbitrator’s decision and award shall be made and delivered within ninety (90) days of the selection of the arbitrator.  The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(c)   Expenses, Injunctive Relief, Enforceability, Etc.  The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs.  The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding.  Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award.  This Exhibit E applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.  The provisions of this Exhibit E shall be enforceable in any court of competent jurisdiction.

E-1

EXHIBIT F

Firebird Management Agreement

[See attached]

E-1

EXHIBIT G

EcoReady Agreement

[See attached]

F-1